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FORM 4                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION            OMB APPROVAL
/X/Check this box if no longer                       Washington, D.C. 20549               OMB NUMBER        3235-0287
   subject to Section 16.  Form 4                                                         EXPIRES: SEPTEMBER 30, 1998
   or Form 5 obligations may                                                              ESTIMATED AVERAGE BURDEN
   continue.  SEE Instruction 1(b).                                                       HOURS PER RESPONSE......0.5

                                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                  Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


  (Print or Type Responses)

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
 1. Name and Address of        2. Issuer Name and Ticker                    6. Relationship of Reporting
    Reporting Person*             or Trading Symbol                            Person(s) to Issuer
                                                                               (Check all applicable)
                                                                                    Director                     10% Owner
                                                                               ----                         ----
                                                                                    Officer (give             X  Other (specify
                                                                               ----           title below)  ----        below)

                                                                                FORMER 10% OWNER
 Weisbach   Lou                   Pacific Pharmaceuticals, Inc. (PHA)          -----------------------------
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 (Last)   (First)   (Middle)
                               3.   IRS or Social    4.   Statement for     7.   Individual or Joint/Group Filing
                                    Security              Month/Year             (Check Applicable Line)
  c/o 5980 West Touhy Avenue        Number of                                     X  Form filed by One Reporting Person
                                    Reporting                                    ---
                                    Person                February 1998              Form filed by More than One Reporting Person
------------------------------      (Voluntary)      ----------------------      ---
         (Street)                                    5.   If Amendment,
                                                          Date of Original
                                                          (Month/Year)
 Niles  Illinois  60714
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(City)  (State)   (Zip)       Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of    2. Trans     3. Trans      4. Securities Acquired (A)  5. Amount of        6. Ownership    7. Nature of Indirect
   Security       -action      -action       or Disposed of (D)          Securities          Form:           Beneficial Ownership
   (Instr. 3)     Date         Code          (Instr. 3, 4 and 5)         Beneficially        Direct (D)      (Instr. 4)
                  (Month/      (Instr. 8)                                Owned at End of     or Indirect
                  Day/      ------------------------------------------   Month               (I)
                  Year)     Code      V      Amount   (A)or(D)  Price    (Instr. 3 and 4)    (Instr. 4)
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   Common Stock    2/6/98    P               10,000     A       $0.344       955,100             D
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  Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.               (Over)
  * If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                SEC 1474 (7-96)

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FORM 4 (continued)     Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                       (E.G., puts, calls, warrants, options, convertible securities)

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
1. Title   2. Conver-  3. Trans-  4. Transac  5. Number of  6. Date Exer-  7. Title and  8. Price  9. Number 10. Own-  11. Nature
   of         sion or     action     -tion       Derivative    cisable and    Amount of     of        of         ership    of Indi-
   Deriv-     Exercise    Date       Code        Securities    Expiration     Underlying    Deriv-    Deriv-     Form      rect
   ative      Price of               (Instr. 8)  Acquired (A)  Date           Securities    ative     ative      of        Benefi-
   Security   Derivative  (Month/                or Disposed                  (Instr. 3     Secur-    Securi-    Deriv-    cial
   (Instr. 3) Security    Day/                   of (D)        (Month/Day/    and 4)        ity       ties       ative     Owner-
                          Year)                  (Instr. 3,    Year)                        (Instr.   Benefi-    Secu-     ship
                                                 4, and 5)                                  5)        cially     rity:     (Instr.
                                                                                                      Owned      Direct    4)
                                                                                                      at end     (D) or
                                                                                                      of         Indirect
                                                                                                      Month      (I)
                                                                                                      (Instr.    (Instr.
                                                                                                      4)         4)

                                                            -----------------------------
                                                            Date     Expir-        Amount
                                                            Exer-    ation  Title    or
                                   -----------------------  cisable  Date          Number
                                   Code    V    (A)    (D)                           of
                                                                                   Shares
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Explanation of Responses:

                                                                               /s/ Lou Weisbach               April 23, 1998
**Intentional misstatements or omissions of facts constitute Federal       ------------------------------------------------------
  Criminal Violations.                                                         **Signature of Reporting Person     Date
  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information
contained in this form are not required to respond unless the form                                                    Page 2
displays a currently valid OMB Number.                                                                            SEC 1474 (7-96)

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